RESEARCH AND COLLABORATION AGREEMENT

between

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

and

COCRYSTAL DISCOVERY, INC.

Dated as of September 13, 2011

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

TABLE OF CONTENTS

1.	Definitions and Interpretation	1
1.1.	Preamble and Annexes	1
1.2.	Definitions	1
1.3.	Rules of Interpretation for this Agreement	6
2.	Joint Research Committee	7
2.1.	Establishment and Membership	7
2.2.	Duties	7
2.3.	Meetings	7
2.4.	Decision Making	8
2.5.	Dismissal of JRC	8
2.6.	Limitation of Powers	8
3.	R&D Program	8
3.1.	Scope and Execution of R&D Program	8
3.2.	Expenditure Reports	9
3.3.	Progress Reports	9
3.4.	Final Trial Development Reports	9
3.5.	Additional Updates	9
3.6.	Accounting Audits	10
3.7.	Discovery Technology; Third Party Technology	10
3.8.	Compliance with Applicable Laws	10
3.9.	Subcontractors	10
4.	Investment for R&D Program Activities	10
4.1.	Investment in Targets	10
4.2.	Information	13
5.	No Conflict; Competing Products	13
5.1.	No Conflict	13
5.2.	Competing Products	14
5.3	Change of Control	14
6.	Ownership of Intellectual Property Rights	14
6.1.	Company Developed IP	14
6.2.	Teva Developed IP	15
6.3.	Jointly Developed IP	15
6.4.	Cooperation	15
7.	Prosecution and Maintenance of Patents	15
8.	Representations and Warranties	15
8.1.	Mutual Representations	15
8.2.	Company Representations	16
8.3.	Mutual Covenants	17
8.4.	Obligation to Correct Inaccuracies	17
8.5.	Disclaimer	17

9.	Term and Termination	18
9.1.	Term	18
9.2.	Termination	18
9.3.	Rights and Obligations Upon Termination	19
10.	Indemnification	20
10.1.	Teva’s Indemnification	20
10.2.	Company’s Indemnification	21
11.	Insurance	22
12.	Limitation of Liability	22
13.	Confidentiality	23
13.1.	No Disclosure	23
13.2.	Maintaining Confidentiality	23
13.3.	Exceptions	23
13.4.	Disclosure Required by Law, Non-Disclosure Agreements	24
13.5.	Notice of Breach	24
13.6.	Remedies	24
13.7.	Duration	24
13.8.	Representatives Defined	24
14.	Publication	25
14.1.	Public Statements Relating to this Agreement	25
14.2.	Proposed Publications	25
15.	Independent Contractors	25
15.1.	Status	25
15.2.	Responsibility	25
16.	Miscellaneous Payment and Tax Provisions	26
17.	Assignment	26
18.	Amendments	26
19.	Severance	27
20.	Entire Agreement	27
21.	Waiver	27
22.	Further Assurances	27
23.	Third Parties	27
24.	Notices	27
25.	Governing Law and Jurisdiction	28
26.	Force Majeure	29
27.	Interpretation	29
28.	Counterparts	29

ANNEXES

Annex 1                      Company IP
Annex 2                      Joint Research Committee Members
Annex 3                      The R&D Program

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

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RESEARCH AND COLLABORATION AGREEMENT

THIS RESEARCH AND COLLABORATION AGREEMENT (the “Agreement”) is made and entered into as of September 13, 2011 (“Effective Date”) by and between:

Teva Pharmaceutical Industries Limited, a corporation incorporated under the laws of Israel, located at 5 Basel Street, Petach Tiqva 49131, Israel (“Teva”), and

Cocrystal Discovery, Inc., a corporation incorporated under the laws of Delaware, located at 19805 North Creek Parkway, Bothell, WA 98011 (“Company”).

Teva and Company may be individually referred to as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, Company is focused on the discovery and development of novel therapeutics;

WHEREAS, the Parties wish to perform an R&D Program (as defined herein) to develop therapeutics to be funded by Teva as set forth herein, which will include certain Pre-Clinical Activities (as defined herein); and

WHEREAS, concurrently with the execution hereof, the Parties will enter into a share purchase agreement for the acquisition by Teva of equity in Company (the “Share Purchase Agreement”) and an exclusive license option agreement granting Teva the exclusive option, but not the obligation, to be granted licenses to, inter alia, any novel therapeutics developed during the R&D Program with respect to particular Targets (as defined herein) (the “License Option Agreement”); and

AGREEMENT

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions and Interpretation

1.1.	Preamble and Annexes. The foregoing preamble and Annexes hereto form an integral part of this Agreement.

1.2.
Definitions.  In this Agreement the terms below will bear the respective meanings assigned to them below and other capitalized terms will bear the respective meanings assigned to them in their parenthetical definition, unless specifically stated otherwise:

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

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1.2.1.
“Affiliate” will mean, with respect to either Party, any person, organization or entity directly or indirectly controlling, controlled by or under common control with, such Party.  For purposes of this definition only, “control” of another person, organization or entity will mean the ability, directly or indirectly, to direct the activities of the relevant entity, and will include, without limitation (a) ownership or direct control of fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity, or (b) direct or indirect possession of the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the organization or other entity.  Phillip Frost and Opko Health, Inc. shall not be deemed to be Affiliates of Company.

1.2.2.
“Applicable Law” will mean the applicable laws, rules, regulations, guidelines and requirements related to the Parties and this Agreement, including those related to the development, registration, manufacture, importation, marketing, sale, and offer for sale of Licensed Products in the Territory, including, without limitation, those of the FDA.

1.2.3.	“Bankruptcy Code” will have the meaning ascribed to it in Section 9.2.3.

1.2.4.
“Business Day” will mean any day, except that if an activity to be performed or an event to occur falls on a Friday, Saturday, Sunday or any other day which is recognized as a national holiday in New York, New York or Israel, then the activity may be performed or the event may occur on the next day that is not a Friday, Saturday, Sunday or such nationally recognized holiday.

1.2.5.	“Calendar Quarter” will mean a three (3) consecutive month period ending on March 31, June 30, September 30 or December 31.

1.2.6.	“Calendar Year” will mean the twelve (12) month period beginning January 1 and ending December 31.

1.2.7.
“Change of Control” will mean the occurrence of any of the following:  (a) any Third Party that was not, on the Effective Date, the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the voting securities of a Party becomes (after the Effective Date) the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the voting securities of the Party whether as a result of issuances, redemptions, repurchases or transfers of voting equity or otherwise; provided, however that for the purposes of this subsection (a), Phillip Frost and Opko Health, Inc. and their respective Affiliates shall be deemed to own over fifty percent (50%) of the voting securities of Company as of the Effective Date and accordingly, their acquisition of any further voting securities of Company (whether as a result of issuances, redemptions, repurchases or transfers of voting equity or otherwise) shall not result in a Change of Control pursuant to this subsection (a); (b) a Party is involved in a merger, reorganization, consolidation or similar transaction (or series of transactions) with a Third Party, and the shareholders of the Party who are the beneficial owners of at least fifty percent (50%) of the outstanding voting securities of the Party immediately prior to such transaction(s) are the beneficial owners of less than fifty percent (50%) of the outstanding voting securities of the Party or the surviving or successor entity as a result of such transaction(s); or (c) a Party sells, transfers or otherwise disposes of all or substantially all of its assets to a Third Party.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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1.2.8.	“Claims” will have the meaning ascribed to it in Section 10.1.1.

1.2.9.	“Company” will have the meaning ascribed to it in the preamble to this Agreement.

1.2.10.	“Company Indemnitees” will have the meaning ascribed to it in Section 10.1.1.

1.2.11.	“Company IP” will have the meaning set forth in the License Option Agreement.

1.2.12.	“Confidential Information” will have the meaning ascribed to it in Section 13.1.

1.2.13.
“Control” will mean with respect to any Patent or other Intellectual Property, possession of the right, whether directly or indirectly, by sole or joint ownership, by license or sublicense, or by any other right, to grant a license, sublicense or other right to or under such Patent or other Intellectual Property without violating the terms of any agreement or other arrangement with any Third Party.

1.2.14.	“Discloser” will have the meaning ascribed to it in Section 13.3.1.

1.2.15.	“Effective Date” will have the meaning ascribed to it in the preamble of this Agreement.

1.2.16.	“EMA” will mean the European Medicines Agency and any successor agency thereto having substantially the same functions and authority.

1.2.17.
“Executive Officers” will mean (a) in the case of Company, a senior executive (i.e., an executive at the corporate vice president or higher level) with appropriate decision-making authority designated by Company, or (b) in the case of Teva, a senior executive (i.e., an executive at the corporate vice president level or higher) with appropriate decision-making authority designated by Teva, for example, the Chief Scientific Officer of Teva.

1.2.18.
“Exercise of the License Option,” “to Exercise the License Option,” “has Exercised the License Option,” and related variations will mean with respect to a Target that Teva, as of a certain date, has paid or is paying Company the Second License Payment within the time required; provided, however, that there has not been an earlier Expiration of the License Option.

1.2.19.	“Expenditure Report” will have the meaning ascribed to it in Section 3.2.

1.2.20.	“Expiration of the License Option” will have the meaning set forth in the License Option Agreement.

1.2.21.	“FDA” will mean the Food and Drug Administration of the United States Department of Health and Human Services and any successor agency thereto having substantially the same functions and authority.

1.2.22.	“Final Trial Development Report” will have the meaning ascribed to it in Section 3.4.1.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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1.2.23.	“First Target” will mean [*].

1.2.24.	“Incapacitated Party” will have the meaning ascribed to it in Section 26.1.

1.2.25.
“IND” will mean an Investigational New Drug application, as described in Section 312.23 of Title 21 of the Code of Federal Regulations (21 C.F.R. § 312.23), filed for purposes of obtaining FDA approval to conduct Phase I Clinical Trials in accordance with the requirements of the United States Food, Drug and Cosmetic Act of 1938, as amended, and the rules and regulations promulgated thereunder, including all supplements and amendments thereto relating to the use of the Licensed Product.

1.2.26.	“Initial Investment” will have the meaning ascribed to it in Section 4.1.1.

1.2.27.
“Intellectual Property” or “IP” will mean all intellectual property rights that are vested or contingent, or arise in the future, including but not limited to: (a) all inventions, materials, compounds, compositions, substances, methods, processes, techniques, know-how, technology, data, information, discoveries and other results of whatsoever nature, whether or not patentable, and any Patents, copyrights, proprietary intellectual or industrial rights directly or indirectly deriving therefrom; (b) any work of authorship, regardless of copyrightability, all compilations, all copyrights; and (c) all trade secrets, confidential information and proprietary processes.

1.2.28.	“Joint Research Committee” and “JRC” will have the meaning ascribed to them in Section 2.1.

1.2.29.	“License Option” will have the meaning set forth in the License Option Agreement.

1.2.30.	“License Option Agreement” will have the meaning set forth in the recitals of this Agreement.

1.2.31.
“Licensed Compound” will mean a compound that inhibits the Target and that has a substantial therapeutic effect through such inhibition, and for which Teva has Exercised the License Option pursuant to the License Option Agreement and any derivative, future development or variation thereof that has such inhibitory properties, and that is comprised of, developed from, based on, or otherwise contain or incorporate the Company IP.

1.2.32.	“Licensed Field” will mean all therapeutic applications in humans of each Licensed Compound.

1.2.33.	“Licensed Product” will mean any pharmaceutical preparation in final dosage form for use in the Licensed Field that contains, as an active therapeutic ingredient, a Licensed Compound.

1.2.34.	“Party” and “Parties” will have the meaning ascribed to them in the preamble to this Agreement.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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1.2.35.
“Patents” will mean all patents and patent applications issued or pending in any country or jurisdiction in the Territory, including provisional patent applications, together with any extensions, reissues, substitutions, divisions, continuations or continuations-in-part, reexaminations, revisions or renewals thereof.

1.2.36.
“Person” will mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.2.37.
“Phase I Clinical Trial” will mean, as to a particular product for a particular indication, the initial study in humans of the safety of such product for such indication, which is prospectively designed to generate data to support commencing a Phase II Clinical Trial (as defined in the License Option Agreement) of such product for such indication.

1.2.38.
“Pre-Clinical Activities” will mean those activities required to be undertaken in order to file an IND with the FDA or an equivalent application to a similar foreign regulatory agency in another jurisdiction in the Primary EU Markets or EMA, which may include, inter alia, drug discovery and development, managing animal studies, as well as toxicology studies.

1.2.39.	“Primary EU Markets” will mean the United Kingdom, Germany, France, Italy and Spain.

1.2.40.	“Progress Report” will have the meaning ascribed to it in Section 3.3.

1.2.41.	“R&D Program” will have the meaning ascribed to it in Section 3.1.

1.2.42.	“Recipient” will have the meaning ascribed to it in Section 13.3.1.

1.2.43.	“Representatives” will have the meaning ascribed to it in Section 13.8.

1.2.44.	“Second Investment” will have the meaning ascribed to it in Section 4.1.2.

1.2.45.
 “Second Target” will mean a molecular target to be agreed upon by the Parties pursuant to Section 4.1.1(b); however, for the avoidance of doubt, it is recognized that the target will not be a target that is the subject of active bona-fide license, research or development negotiations between Company and a Third Party or as to which Company has concluded a bona-fide license, research or development relationship with a Third Party.

1.2.46.	“Share Purchase Agreement” will have the meaning ascribed to it in the recitals to this Agreement.

1.2.47.	“Target” will mean the First Target, the Second Target or the Third Target, as applicable.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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1.2.48.	“Term” will have the meaning ascribed to it in Section 9.1, on a Target-by-Target basis.

1.2.49.	“Territory” will mean worldwide.

1.2.50.	“Teva” will have the meaning ascribed to it in the preamble to this Agreement.

1.2.51.	“Teva Indemnitees” will have the meaning ascribed to it in Section 10.2.1.

1.2.52.	“Third Party” will mean a person or entity who or which is neither a Party nor an Affiliate of a Party.

1.2.53.
“Third Target” will mean a molecular target to be agreed upon by the Parties pursuant to Section 4.1.1(c); however, for the avoidance of doubt, it is recognized that the target will not be a target that is the subject of active bona-fide license, research or development negotiations between Company and a Third Party or as to which Company has concluded a bona-fide license, research or development relationship with a Third Party.

1.3.	Rules of Interpretation for this Agreement.

1.3.1.
In this Agreement, words importing the singular will include the plural and vice-versa, words importing any gender will include all other genders, and references to persons will include partnerships, corporations and unincorporated associations.

1.3.2.	The words “including” and “includes” mean including, without limiting the generality of any description preceding such terms.

1.3.3.	In the event of any discrepancy between the terms of this Agreement and any of the Annexes hereto, the terms of this Agreement will prevail.

1.3.4.	Section, paragraph and annex headings will not affect the interpretation of this Agreement.

2.	Joint Research Committee

2.1.
Establishment and Membership.  As of the Effective Date, Company and Teva will appoint a Joint Research Committee to monitor and coordinate all aspects of the R&D Program (the “Joint Research Committee” or “JRC”).  Each Party will designate two (2) representatives with appropriate expertise to serve as members of the JRC.  Each Party may replace its representatives on the JRC at any time upon written notice to the other Party.  Each Party shall alternate in designating one of their representatives to the JRC to serve as its chairman for a one-year term.  Teva will select from its representatives the initial chairperson for the JRC.  From time to time during the term of any chairperson, either Party may change the representative nominated by such Party who will serve as chairperson on written notice to the other Party.  The initial members of the JRC are set forth in Annex 2.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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2.2.
Duties.  The JRC will:  (a) periodically (no less often than two (2) times per year) review the R&D Program for each Target and, if necessary, make amendments thereto; (b) periodically (no less often than two (2) times per year) review the budget for the R&D Program and, if necessary, make amendments thereto; and (3) perform such other functions as are set forth herein or as the Parties may mutually agree in writing.  The JRC may appoint a subcommittee to perform any of the above functions; provided, however, that any such subcommittee will report to the JRC.

2.3.
Meetings.  The JRC will meet at least two (2) times per year, or as otherwise agreed to by the Parties, with the location of such meetings alternating between locations designated by Teva and locations designated by Company.  Each Party will be responsible for all travel and related costs and expenses for its members and other representatives to participate in or attend committee meetings.  The chairperson of the JRC will be responsible for calling meetings on no less than fifteen (15) Business Days notice.  Meetings may be held in person, by telephone, or by video conference call, at the discretion of the chairperson.  Each Party will make proposals for agenda items and will provide all appropriate information with respect to such proposed items at least ten (10) Business Days in advance of the applicable meeting.  The chairperson of the JRC will prepare and circulate for review and approval of the minutes of each meeting within thirty (30) days after the meeting.  The Parties will agree on the minutes of each meeting promptly, but in no event later than the next meeting of the JRC.

2.4.
Decision Making.  Regardless of the number of representatives attending any JRC meeting, the representatives of Teva and Company will each have a single vote.  The JRC will attempt in good faith to reach unanimity with respect to all matters that come before it for discussion and will give consideration to the views, positions and recommendations of each Party on such matters.  If the JRC is unable to reach unanimity upon any issue or matter within its jurisdiction within seven (7) days after it has first met and attempted to reach a decision, then in each such event, the JRC will refer the matter to the Executive Officers of Company and Teva for resolution.  If the Executive Officers are unable to resolve the dispute within thirty (30) days, the matter will be referred to the Chief Executive Officers of each Party for prompt resolution.

2.5.
Dismissal of JRC.  The Parties will have the right to disband the JRC upon mutual agreement.  If the JRC is not disbanded pursuant to such mutual agreement, and absent a mutual written agreement by the Parties to continue the JRC, the JRC will be automatically divested of responsibility for and authority over activities (including Pre-Clinical Activities) related to a particular Target immediately following the earlier of (i) Exercise of the License Option with respect to such Target or (ii) the termination of this Agreement with respect to such Target.

2.6.
Limitation of Powers.  The JRC will have only the powers expressly assigned to it in this Agreement.  All activities conducted by the JRC will be consistent with and subject to the provisions of this Agreement, and the JRC will not have any power to take any action that conflicts with the terms of this Agreement or to amend, modify or waive compliance with any of the terms of this Agreement.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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3.	R&D Program

3.1.
Scope and Execution of R&D Program.  To the extent of the funding provided to Company by Teva pursuant to Section 4 and subject to the terms of this Agreement, Company will carry out the research and development program for each Target in accordance with the work plan of research and development activities for each Target, time schedule and budget agreed between the Parties and attached to this Agreement as Annex 3 (the “R&D Program”).  The R&D Program will be supplemented by appropriate detailed programs at each stage of development for each Target, and will be updated from time to time during the performance of such R&D Program, at the direction of the JRC.  Each such update will form part of this Agreement and will be appended to the signature copies for the sake of good order.  With respect to all of its activities under the R&D Program with respect to a Target, Company will not be obligated to incur any costs or expenses (whether internal or external) in excess of the funding provided by Teva pursuant to Sections 4.1.1, 4.1.2 and 4.1.6 with respect to the Target.

3.2.
Expenditure Reports.  Company will keep separate records (on a Target-by-Target basis) of the expenses which it incurs in undertaking the R&D Program and will provide Teva with detailed reports of Company’s expenditures within thirty (30) days after the end of each Calendar Quarter (each an “Expenditure Report”).  Each Expenditure Report will include an itemized accounting of Company’s allocation of payments received from Teva in accordance with Sections 4.1.1, 4.1.2 or 4.1.6, as applicable.

3.3.
Progress Reports.  Within forty-five (45) days after the end of each Calendar Quarter during the course of the R&D Program, Company will provide Teva with periodic progress reports (on a Target-by-Target basis) regarding the progress of the R&D Program, in a form and containing the substance to be agreed upon in advance by the Parties (each a “Progress Report”).

3.4.	Final Trial Development Reports.

3.4.1.
Not later than thirty (30) days after Company has completed the R&D Program with respect to a Target or incurred costs and expenses under the R&D Program that equal or exceed the funding provided by Teva under Section 4.1 with respect to the Target, whichever occurs first, Company will provide Teva with a report summarizing the results of the same, in a form and containing the substance to be agreed by the Parties (each a “Final Trial Development Report”).

3.4.2.
Within thirty (30) days after receipt by Teva of each Final Trial Development Report, if Teva wishes to receive further information from Company with respect to the compound for such Target it will so advise Company by written notice specifying the additional information it desires to receive.  If such information is available to Company without additional research or development work, Company will provide such additional information within a reasonable time, but no later than thirty (30) days following receipt of Teva’s notice.  If within fifteen (15) days following receipt of Company’s response Teva wishes to receive further information from Company with respect to the compound, it will so advise Company by written notice specifying such additional information desired, and Company will seek to provide such additional information, if possessed by or in the control of Company, within a reasonable time, but no later than fifteen (15) days following receipt of Teva’s additional notice.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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3.5.
Additional Updates.  Teva may, from time to time, request updates regarding the progress of the R&D Program, in addition to the Final Trial Development Reports, Expenditure Reports and Progress Reports, and Company will provide promptly any additional update that Teva may reasonably request.

3.6.
Accounting Audits.  Upon Teva’s request and expense, Company and its Affiliates will permit an independent certified public accounting firm selected by Teva and reasonably acceptable to Company, to have access, in each instance, reasonable in time and scope, during normal business hours and upon not less than five (5) Business Days’ prior written notice, to those books and records maintained by Company and its Affiliates necessary for Teva to verify the accuracy of Company’s Expenditure Reports.

3.7.
Discovery Technology; Third Party Technology.  Notwithstanding the provisions of this Agreement, it is recognized and agreed that Company is not obligated to disclose to Teva the technology and IP that it uses to perform research and development in seeking to identify and develop compounds, whether created or developed by Company or in-licensed from Third Parties.  However, Company will not knowingly, during the course of performing the R&D Program for a Target, in-license IP rights with respect to the compositions of compounds that could become a Licensed Compound, without the prior written consent of Teva, which will not be unreasonably withheld or delayed.

3.8.
Compliance with Applicable Laws.  The Parties will perform their respective obligations under the R&D Program in accordance with all Applicable Laws and will procure the receipt of all approvals and consents necessary for the performance of its obligations under the R&D Program.

3.9.	Subcontractors.

Either Party and its Affiliates will be entitled to subcontract the conduct or performance of any activity concerning the Targets to a Third Party at such Party’s sole discretion; provided, however, that such Party shall remain liable for the performance of its obligations under this Agreement.

4.	Investment for R&D Program Activities

4.1.
Investment in Targets.  Teva may make pre-license equity investments in Company of up to fifteen million U.S. Dollars ($15,000,000) for each Target for Company's activities under the R&D Program, such investments being in accordance with the following terms and conditions, provided, however, that Teva shall make the Initial Investment with respect to the First Target on the Execution Date:

4.1.1.	Initial Investment for Each Target. Within the time frame set forth in subsections (a)–(c), Teva may make an initial equity investment in Company for each Target (each an “Initial Investment”):

(a)
First Target Initial Investment.  On the Effective Date, the Parties will enter into the Share Purchase Agreement pursuant to which Teva will make an equity investment in Company of seven million five hundred thousand U.S. Dollars ($7,500,000) pursuant to the terms and subject to the conditions of the Share Purchase Agreement (including, without limitation, the valuations thereunder) for the purpose of funding Company activities under the R&D Program related to the First Target;

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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(b)
Second Target Initial Investment.  Within eighteen (18) months of the Effective Date, Teva will have the option but not the obligation to make an equity investment in Company of seven million five hundred thousand U.S. Dollars ($7,500,000) pursuant to the terms and subject to the conditions of the Share Purchase Agreement (including, without limitation, the valuations thereunder) for the purpose of funding Company activities under the R&D Program related to the Second Target; and

(c)
Third Target Initial Investment.  Within twenty-four (24) months of the Effective Date, Teva will have the option but not the obligation to make an equity investment in Company of seven million five hundred thousand U.S. Dollars ($7,500,000) pursuant to the terms and subject to the conditions of the Share Purchase Agreement (including, without limitation, the valuations thereunder) for the purpose of funding Company activities under the R&D Program related to the Third Target.

With respect to Sections 4.1.1(b) and 4.1.1(c), during the period prior to Teva’s selection of a Second Target or Third Target, as applicable, Company will use commercially reasonable efforts to cooperate with Teva and to provide any information in its possession or control that is reasonably requested by Teva in connection with its identification of an appropriate Second Target or Third Target, as applicable. Upon Teva’s identification of a proposed candidate for such Target, the Parties will enter into a period of discussion and analysis of the proposed candidate for such Target for a period of up to three months, during which the provisions of Sections 5.1.1 and 5.1.2 shall apply.  Upon the expiration of the period of discussion and analysis with respect to a proposed candidate for such Target, either (i) Teva shall select the Second Target or Third Target, as applicable, or (ii) the provisions of Sections 5.1.1 and 5.1.2 shall no longer apply to such proposed candidate and Teva may identify an additional proposed candidate for the Second Target or Third Target, as applicable, pursuant to the terms of this provision until the earlier of the selection of the Target or the expiration of the time period set forth in Section 4.1.1(b) or 4.1.1(c), as applicable.  Upon the selection of the Second Target or Third Target and payment of the related Initial Investment pursuant to the terms of Section 4.1.1(b) or 4.1.1(c), as applicable, the Parties shall agree on the terms of the R&D Program with respect to such Target within thirty (30) days, and such agreed upon R&D Program shall be attached to and become part of Annex 3.  Notwithstanding the foregoing provisions of this paragraph, the time periods within which the Initial Investments are to be made shall not be delayed, and Teva shall initiate the foregoing identification process early enough in order to complete its selection of the Second Target or Third Target, as applicable, and complete its equity investments in the Company, if at all, within the time frames set forth in Sections 4.1.1(b) and 4.1.1(c).

If Teva does not provide the Initial Investment for the Second Target or Third Target within the time set forth above for such Target, Teva will forfeit all rights under this Agreement with respect to such Target, and Company will have no further obligations to Teva under this Agreement or the License Option Agreement with respect to such Target.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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4.1.2.
Second Investment for Each Target.  After the Initial Investment is made for a Target, Teva will have the option but not the obligation to make an additional equity investment in Company of seven million five hundred thousand U.S. Dollars ($7,500,000) pursuant to the terms and subject to the conditions of the Share Purchase Agreement (including, without limitation, the valuations thereunder) for the purpose of funding further Company activities under the R&D Program for the respective Target, such funding to be provided no later than forty-five (45) days after (a) Company's achievement of the objectives for such Target set forth in the R&D Program or (b) Company has expended the Initial Investment for such Target, whichever occurs first (each a “Second Investment”).  In the event that Teva does not fund the Second Investment for such Target within such time period, Teva will forfeit all rights under this Agreement with respect to such Target, and Company will have no further obligations to Teva under this Agreement or the License Option Agreement with respect to such Target.

4.1.3.
Teva may elect to terminate the R&D Program with respect to a Target at any time at its sole discretion by providing written notice to Company.  Upon such termination, Teva will forfeit all rights under this Agreement with respect to such Target, and Company will have no further obligations to Teva under this Agreement or the License Option Agreement with respect to such Target.

4.1.4.
Notwithstanding anything contained in this Agreement to the contrary, Teva’s decision to not provide the Initial Investment, Second Investment or to terminate the R&D Program with respect to one Target will not affect Teva’s rights with respect to any other Target.  If Teva forfeits rights with respect to a Target, the last sentence of Section 9.3.1 will apply with respect to the Target.

4.1.5.
In the event Company completes its activities provided in the R&D Program with respect to a Target and has a surplus of unused proceeds from the Initial Investment or the Second Investment for such Target, Company may use the surplus proceeds for any other Company activities, at Company’s sole discretion, and will not be obligated to return to Teva such surplus proceeds or apply such surplus proceeds to any aspect of the R&D Program for any Target.

4.1.6.
Notwithstanding anything contained in this Agreement to the contrary, in the event that the Initial Investment and Second Investment proceeds are insufficient to fund all activities as provided in the R&D Program with respect to a Target, including after the Exercise of the License Option with respect to such Target, Teva shall have the option to extend the term of the R&D Program with respect to such Target as follows:

(a)
prior to the expiration of the R&D Program, Teva shall identify those activities that it desires Company to perform during such extended period.  Upon receipt of the identified activities, Company shall confirm that it has the capability to perform such identified activities and shall provide to Teva an estimate of the charges for such identified activities based upon the customary fees consistent with industry practices charged for substantially similar activities;

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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(b)
upon Teva and Company agreeing on the estimated charges for the identified activities prior to the expiration of the R&D Program, the R&D Program shall be extended until the completion of such activities or the expenditure of all funds provided by Teva for such purpose, but in no event shall the R&D Program be extended by more than one year from the date of the original expiration of the R&D Program; and

(c)
to fund such extension, Teva shall pay to Company the estimated charges for the identified activities allocated on a quarterly basis in advance of such quarter; provided, however, that if for any quarter, the estimated charges paid by Teva are insufficient to fund the reasonable charges for the identified activities for such quarter, Teva shall promptly reimburse Company an amount equal to the excess of the reasonable charges for the identified activities over the estimated charges paid by Teva for such activities.  In the event that the estimated charges paid by Teva for the identified activities exceed the reasonable charges for such activities for a quarter, an amount equal to the excess of the estimated charges paid by Teva for such identified activities over the reasonable charges for such activities shall be credited toward the estimated charges allocated to the subsequent quarter; provided, however, that if the estimated charges paid by Teva for the identified activities exceed the reasonable charges for such activities at the end of the extension of the R&D Program, Company shall refund to Teva an amount equal to the excess of the estimated charges paid by Teva over the reasonable charges for such identified activities.  Teva shall not be entitled to any equity in Company in return for such additional funding it provides pursuant to this Section 4.1.6.

4.1.7.
In the event that Teva desires to Exercise the License Option with respect to a Target before the due date for payment of the Second Investment with respect to such Target, Teva shall simultaneously make such Second Investment at the same time as such Exercise of the License Option; provided, however, the proceeds of such Second Investment shall be used as directed by Teva to fund additional research for such Target or the R&D Program applicable to additional Targets previously selected pursuant to the terms of this Agreement prior to the date of such Exercise of the License Option.

4.2.
Information.  After the Initial Investment and until Teva fails to make the Second Investment with respect to a particular Target, Company shall make its data and records with respect to compounds that could become a Licensed Compound upon Exercise of the License Option for the Target available to Teva.  Except for the purpose of evaluating whether to Exercise the License Option with respect to the Target, Teva shall not use any Confidential Information of Company or Company IP until it has Exercised the License Option.

5.	No Conflict; Competing Products

5.1.	No Conflict. After the Initial Investment with respect to a Target and thereafter during the Term for the Target:

5.1.1.
Company will not directly or indirectly (through its Affiliates or otherwise) discuss, negotiate or enter into any agreement, arrangement or commitment according to which a Third Party is granted any right in the Licensed Field with respect to compounds that inhibit the Target; and

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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5.1.2.
Company will not directly or indirectly (through its Affiliates or otherwise), take any action or refrain from taking any action or enter into any conflicting obligations that would or could reasonably be expected to prevent Teva from exercising its License Option with respect to the Target, as contemplated herein.

5.2.	Competing Products

5.2.1.
After the Initial Investment with respect to a Target and thereafter during the Term for the Target, Company and its Affiliates will not directly or indirectly (through its Affiliates or otherwise), be engaged in the development, manufacture, marketing, sale or any other manner of commercialization of a compound that inhibits the Target and that has a substantial therapeutic effect through such inhibition, other than pursuant to this Agreement or the License Option Agreement, as applicable; provided, however, that upon such date that Teva fails to make a Second Investment with respect to the Target pursuant to Section 4.1.2 or fails to Exercise the License Option with respect to the Target pursuant to the License Option Agreement, this Section 5.2.1 will no longer apply to such Target as of such date.

5.2.2.
Nothing contained herein will be construed to impose any limitations whatsoever on Teva or its Affiliates to develop, manufacture, market, sell, offer for sale or otherwise commercialize any product, including compounds and products that inhibit a Target or compete with a Licensed Compound or Licensed Product, except as otherwise provided in the last sentence of Section 4.2.

5.3.
  Change of Control.  For the avoidance of doubt, in the event of a Change of Control of Company involving a Third Party, Section 5 will not prevent such Third Party that becomes an Affiliate after the Effective Date or such Third Party's Affiliates from pursing agreements, arrangements or commitments with respect to their own, independent programs for compounds that inhibit the Target or from being engaged in the development, manufacture, marketing, sale or any other manner of commercialization with respect to their own, independent programs for compounds that inhibit the Target.

6.	Ownership of Intellectual Property Rights

6.1.
Company Developed IP.  The Parties agree that Company will be the sole owner of all IP which is developed solely by Company in accordance with the terms and pursuant to the conditions of this Agreement, that Company will have all right, title and interest thereto, and that such IP will become part of the Company IP, subject to Teva’s right to a License Option pursuant to the License Option Agreement.

6.2.
Teva Developed IP.  The Parties agree that Teva will be the sole owner of all IP relating to the Targets which is developed solely by Teva during the Term, and that Teva will have all right, title and interest thereto.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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6.3.
Jointly Developed IP.  Rights to IP made jointly by employees of Company or its Affiliates and by employees of Teva or its Affiliates during the Term shall be jointly owned by Company and Teva; provided, however, that (a) Company’s interest in such jointly developed IP shall be, and shall remain, subject to the provisions of this Agreement and the License Option Agreement, including Teva’s exclusive rights in and to such jointly developed IP upon Exercise of the License Option, and (b) both Parties shall be free to use such jointly developed IP without accounting to the other Party except as provided in subsection (a).

6.4.
Cooperation.  Each Party agrees to sign, execute and deliver all documents and papers that may be required, and perform such other acts as may be reasonably required in order to comply with the terms of this Section 6.

7.	Prosecution and Maintenance of Patents

Until the earlier of (a) Teva’s Exercise of the License Option with respect to a Target or (b) Expiration of the License Option with respect to a Target, Company will, at Company’s expense, prepare, file, record, prosecute, maintain and defend (i.e., in opposition, post-grant review, revocation or similar proceedings) the Patents included in the Company IP with respect to the Target in the Licensed Field in the Territory.  Company will continuously and at its own cost provide Teva with reasonable information relating to the prosecution of such Patents, and the maintenance and other proceedings relating thereto including, without limitation, by providing copies of substantive communications, notices, actions, search reports and Third Party observations submitted to or received from the relevant patent authorities.  Teva shall have the right, but not the obligation, to comment on any and all filings, responses, actions and omissions which relate to Company IP, and Company shall in good faith give reasonable consideration to all comments provided by Teva with a view toward providing the maximum economic advantage, return and protection to the Company IP.  All of Company’s expenses pursuant to this Section 7 are payable from the amounts funded by Teva pursuant to Sections 4.1.1, 4.1.2 and 4.1.6, provided, however that such expenses shall not exceed $200,000 per year for each Target.

8.	Representations and Warranties

8.1.	Mutual Representations. Each Party hereby represents and warrants to the other Party as of the Effective Date that:

8.1.1.	it has the full power and authority to enter into this Agreement and to perform its obligations hereunder, and all corporate approvals required have been obtained;

8.1.2.	entering into this Agreement will not constitute a breach of any agreement, contract, understanding and/or obligation, including such Party’s documents of incorporation which it is currently bound;

8.1.3.
it is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms or conditions of this Agreement, or that would impede the material fulfillment of its obligations hereunder; and

8.1.4.	it has the necessary experience and expertise to manage and/or perform its obligations under the R&D Program internally and through external sources.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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8.2.	Company Representations. In addition, Company hereby represents and warrants as of the Effective Date that:

8.2.1.	to its knowledge, it is the sole and exclusive owner of all rights in and to the Company IP;

8.2.2.	the Company IP listed in Annex 1 represent all Patents within Company’s or its Affiliates’ Control relating to the subject matter of the R&D Program;

8.2.3.
all rights in and to the Company IP in the Licensed Field are free and clear of any pledge, security interest, encumbrance, prior assignment, option, warrant, right to possession, claim, right or restriction of any kind or nature whatsoever, charge or other lien whether arising by contract, agreement or by operation of law or order of a court;

8.2.4.	to its knowledge, the performance of Company’s obligations under this Agreement do not and will not infringe any Third Party IP rights;

8.2.5.	to its knowledge, no Person is infringing or threatening to infringe the Company IP;

8.2.6.	no legal suit or proceeding by any Third Party exists or, to its knowledge, is threatened against Company contesting the ownership or validity of the Company IP or any part thereof;

8.2.7.	there are no claims, judgments, or settlements against, or amounts with respect thereto, owed by Company or any of its Affiliates relating to the Company IP;

8.2.8.
to its knowledge, the conception, development, and reduction to practice of the Company IP have not constituted or involved the misappropriation of trade secrets or other rights or property of any Person;

8.2.9.
it has not granted any assignment, license, covenant not to sue, or similar interest or benefit, exclusive or otherwise, to any Third Party relating to the Company IP that conflicts with or limits the rights granted to Teva hereunder; and

8.2.10.	to its knowledge, Company possesses all IP necessary to perform its obligations under the R&D Program.

8.3.	Mutual Covenants. Each Party hereby covenants to the other Party that:

8.3.1.
it will not use in any capacity, in connection with the performance of the activities contemplated by this Agreement, any Person who has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or who is the subject of a conviction described in such section.  Each Party agrees to inform the other Party in writing immediately if it or any Person who is performing services hereunder on its behalf is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation, or legal or administrative proceeding is pending or, to its knowledge, is threatened, relating to the debarment or conviction of it or any Person performing services hereunder; and

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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8.3.2.
in carrying out its obligations and responsibilities pursuant to this Agreement, each Party will use commercially reasonable efforts to obtain or procure all necessary approvals and consents and will comply with all Applicable Laws and, licenses, permits, approvals and procedures.

8.4.
Obligation to Correct Inaccuracies.  Without derogating from any of the remedies available to either Party hereunder or under Applicable Law, if either Party will become aware of the inaccuracy of any of the above representations and warranties, such Party will immediately notify the other Party of such in writing.

8.5.
Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY HEREBY DISCLAIMS AND MAKES NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, PATENTABILITY AND VALIDITY OF ANY PATENTS ISSUED OR PENDING.  Without derogating from the generality of the foregoing, nothing contained in this Agreement is a warranty or representation by any Party that any efforts to be exerted by such Party in connection with this Agreement, including without limitation any research or development activities to be performed by them under this Agreement will achieve their aims or succeed, and the Parties make no warranties whatsoever as to any results to be achieved in consequence of the carrying out of any such efforts or activities.

9.	Term and Termination

9.1.
Term.  This Agreement will commence on the Effective Date and, unless earlier terminated in accordance with Section 9.2, will terminate with respect to each Target (including the associated Company IP and compounds) upon the earlier of (with respect to the Target) (a) termination or expiration of the R&D Program or (b) Expiration of the License Option or Exercise of the License Option (such period with respect to each Target, the “Term”).

9.2.	Termination.

9.2.1.
At any time, Teva will have the right, at its sole discretion, to terminate this Agreement for any or for no reason, by providing Company with thirty (30) days prior written notice of such decision.  In this event, Teva will not be obliged to pay any compensation to Company for exercising such termination right.

9.2.2.
Company shall have the right to terminate this Agreement by written notice to Teva in the event Teva or any of its Affiliates (a) commences any action or asserts any formal position in any forum (including a court, patent office or arbitral tribunal and whether in the form of petition for declaratory relief, claims, counterclaims, defenses, interferences, petitions for reexamination, oppositions or otherwise) that any Patents or Patent applications included in the Company IP are invalid, unenforceable or should not issue (including with respect to any claims therein) or (b) knowingly assist any Third Party to do any of the foregoing, which termination shall be effective on the date set forth in such notice.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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9.2.3.
Without derogating from any other remedies that either Party may have under the terms of this Agreement, the Share Purchase Agreement, the License Option Agreement or Applicable Law, each Party will have the right to terminate this Agreement upon the occurrence of any of the following:

(a)	the other Party commits a material breach of this Agreement and fails to remedy that breach within forty-five (45) days after being requested to do so, in writing, by the non-breaching Party; or

(b)
upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, in the case of any involuntary bankruptcy, reorganization, liquidation, receivership or assignment proceeding, such right to terminate will only become effective if such other Party consents to the involuntary proceeding or such proceeding is not dismissed within ninety (90) days after the filing thereof.

Notwithstanding the immediately preceding provision of this Section 9.2.3(b), all rights and licenses granted pursuant to this Agreement are, and will otherwise be deemed to be, for purposes of Section 365(n) of Title 11, U.S. Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code.  The Parties agree that Teva and Company will retain and may fully exercise all of their respective rights, remedies and elections under the Bankruptcy Code.  The Parties further agree that, in the event of the commencement of a bankruptcy or reorganization case by or against a Party under the Bankruptcy Code, the other Party will be entitled to all applicable rights under Section 365 (including Section 365(n)) of the Bankruptcy Code.  Upon rejection of this Agreement by a Party or a trustee in bankruptcy for such Party, pursuant to Section 365(n), the other Party may elect: (a) to treat this Agreement as terminated by such rejection; or (b) to retain its rights (including any right to enforce any exclusivity provision of this Agreement) to intellectual property (including any embodiment of such intellectual property) under this Agreement and under any agreement supplementary to this Agreement for the duration of this Agreement and any period for which this Agreement could have been extended by such other Party, subject, however, to the continued payment of all amounts owing under this Agreement, all of which amounts will be deemed to be royalties for purposes of Section 365(n) of the Bankruptcy Code.  Upon written request to the trustee in bankruptcy or bankrupt Party, the trustee or Party, as applicable, will: (x) provide to the other Party any IP held by the trustee or the bankrupt Party and will provide to the other Party a complete duplicate of (or complete access to, as appropriate) any such IP; and (y) not interfere with the rights of the other Party to such IP as provided in this Agreement or any agreement supplementary to this Agreement, including any right to obtain such IP (or such embodiment or duplicates thereof) from a Third Party.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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9.3.	Rights and Obligations Upon Termination.

9.3.1.
Upon termination of this Agreement pursuant to Sections 9.2.1 or 9.2.2 or due to the breach or bankruptcy of Teva pursuant to Section 9.2.3, any unused portions of amounts received by Company pursuant to Sections 4.1.1, 4.1.2 and 4.1.6 for use in the R&D Program for the Targets will be retained by Company.  In addition, Teva shall grant Company a non-exclusive, royalty-free, fully paid-up license, with right to sublicense, to those Patents in the Territory (if any) of Teva and its Affiliates developed in connection with this Agreement that specifically claim a compound that inhibits a Target and that has a substantial therapeutic effect through such inhibition.  In the event the R&D Program with respect to a Target has been terminated or there has been Expiration of the License Option with respect to the Target, any unused portions of amounts received by Company for use in the R&D Program will be retained by Company and Teva shall grant Company a non-exclusive, royalty-free, fully paid-up license, with right to sublicense, to those Patents in the Territory (if any) of Teva and its Affiliates developed in connection with this Agreement that specifically claim a compound that inhibits such Target and that has a substantial therapeutic effect through such inhibition.  Notwithstanding the foregoing, nothing in this Section 9.3.1 shall prevent Teva from exercising its rights under Section 5.2.2.

9.3.2.
Except as provided in Section 9.2.3(b), upon termination of this Agreement for any reason, each Party, at the request of the other Party, will immediately return to the other Party all materials, reports, updates, documentation, written instructions, notes, memoranda, discs or records or other documentation or physical matter of whatsoever nature or description provided by the other Party, except in the event that such material is owned by such Party pursuant to the terms of this Agreement, and provided that each Party will be allowed to retain one copy for archival purposes.

9.3.3.
In the event of termination pursuant to Section 9.2.2 due to the breach or bankruptcy of Company, any such unused portions of the amounts received by Company pursuant to Section 4.1 may, at Teva’s election, be returned to Teva in exchange for Teva’s return to Company of such number of shares of Company as were purchased with such returned amounts.

9.3.4.
At the request of either Party, the other Party will execute and deliver such assignments and licenses and other documents as may be necessary to fully vest in the requesting Party all right, title and interest to which it is entitled pursuant to this Section 9.

9.3.5.	Upon termination of this Agreement for any reason each Party will be entitled to collect any debt or accrued obligation then owed to it by the other Party.

9.3.6.
Except as otherwise provided in this Agreement, all accrued obligations and all rights and obligations under Sections 6, 9, 10, 11, 12, 13, 14, 16, 24 and 25 will survive the termination or expiry of this Agreement or the Term with respect to each Target.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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10.	Indemnification

10.1.	Teva’s Indemnification.

10.1.1.
Teva will indemnify, defend, and hold harmless each of Company, its Affiliates and their respective directors, officers, employees,  agents, successors, heirs and assigns (the “Company Indemnitees”), from and against any liability, damage, loss, or expense (including reasonable attorney’s fees and expenses) incurred by or imposed upon any of the Company Indemnitees in connection with any claims, suits, actions, demands or judgments of third parties (“Claims”) arising pursuant to a breach of a representation or warranty by Teva under this Agreement and/or concerning the negligent acts or omissions to act by any Teva Indemnitees or their subcontractors, except in cases where, and to the extent that, such Claims result from the breach of this Agreement, negligence or willful misconduct by or on the part of any of the Company Indemnitees and/or any misrepresentation by Company under this Agreement.

10.1.2.
Teva’s undertakings under Section 10.1.1 above will be subject to: (a) receipt of prompt written notice of any Claim by the Company Indemnitee, provided, however, that the failure to give such notice will not affect Teva’s indemnification undertakings provided hereunder except to the extent Teva will have been actually prejudiced as a result of such failure; (b) the cooperation of the Company Indemnitee(s) regarding the response to and the defense of any such Claim; and (c) Teva’s right, by written notice to the Company Indemnitees, to assume the defense of the Claim or represent the interests of the Company Indemnitees with respect to such Claim, that will include the right to select and direct legal counsel and other consultants to appear in proceedings on behalf of the Company Indemnitees and to propose, accept or reject offers of settlement, all at its sole cost; provided however, that no such settlement will be made without the written consent of the Company Indemnitees, such consent not to be unreasonably withheld or delayed.  Nothing herein will prevent the Company Indemnitees from retaining their own counsel and participating in their own defense at their own cost and expense.

10.2.	Company’s Indemnification.

10.2.1.
Company will indemnify, defend, and hold harmless each of Teva, its Affiliates and their respective directors, officers, employees, agents, successors, heirs and assigns (the “Teva Indemnitees”), from and against any liability, damage, loss, or expense (including reasonable attorney’s fees and expenses) incurred by or imposed upon any of the Teva Indemnitees in connection with any Claims arising pursuant to a breach of a representation or warranty by Company under this Agreement and/or concerning negligent acts or omissions to act by Company Indemnitees or their subcontractors in the activities of Company under this Agreement, except in cases where, and to the extent that, such Claims result from the breach of this Agreement, negligence or willful misconduct by or on the part of any of the Teva Indemnitees and/or any misrepresentation by Teva under this Agreement.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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10.2.2.
Company’s undertakings under Section 10.2.1 above will be subject to: (a) receipt of prompt written notice of any Claim by the Teva Indemnitee; provided, however, that the failure to give such notice will not affect their indemnification undertakings provided hereunder except to the extent Company will have been actually prejudiced as a result of such failure; (b) the cooperation of the Teva Indemnitee(s) regarding the response to and the defense of any such Claim; and (c) Company’s right, by written notice to the Teva Indemnitees, to assume the defense of the Claim or represent the interests of the Teva Indemnitees with respect to such Claim, that will include the right to select and direct legal counsel and other consultants to appear in proceedings on behalf of the Teva Indemnitees and to propose, accept or reject offers of settlement, all at its sole cost; provided however, that no such settlement will be made without the written consent of the Teva Indemnitees, such consent not to be unreasonably withheld or delayed.  Nothing herein will prevent the Teva Indemnitees from retaining their own counsel and participating in their own defense at their own cost and expense.

11.	Insurance

11.1.
Each Party will maintain, for the Term and thereafter, insurance sufficient to cover its obligations under this Agreement and under law as it customarily maintains for similar activities in the regular course of its business.  Teva may fulfill its obligation under this Section 11 to obtain insurance by the maintenance of appropriate self insurance regardless of the nature or title thereof.

11.2.
During the Term, Company will maintain, at its cost, insurance against legal liability and other risks associated with its activities and obligations under this Agreement, in such amounts which in any case will not be less than two million U.S. Dollars ($2,000,000) subject to such deductibles and on such terms as are customary for a company such as Company for the activities to be conducted by it under this Agreement.  Company will furnish Teva with evidence of such insurance upon Teva’s request.

12.	Limitation of Liability

EXCEPT IN THE CASE OF A WILLFUL OR FRAUDULENT MISREPRESENTATION UNDER THIS AGREEMENT, THE LICENSE OPTION AGREEMENT OR THE SHARE PURCHASE AGREEMENT, AND EXCEPT WITH RESPECT TO THE PARTIES’ RESPECTIVE INDEMNIFICATION OBLIGATIONS WITH RESPECT TO CLAIMS PAYABLE TO THIRD PARTIES UNDER SECTION 10 OF THIS AGREEMENT AND THE PARTIES’ OBLIGATIONS UNDER SECTION 13, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, STRICT LIABILITY, NEGLIGENCE OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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13.	Confidentiality

13.1.
No Disclosure.  Other than as expressly set forth herein, Teva and Company undertake to treat and to maintain and to ensure that their Representatives (as defined below) will treat and maintain, in strict confidence and secrecy any information disclosed by either Party under this Agreement or the Share Purchase Agreement, whether disclosed in oral or visual form or in writing and will keep in confidence the existence and contents of this Agreement (the “Confidential Information”) and will not disclose, publish, or disseminate in any manner, any Confidential Information including, without limitation, any aspect thereof, to a Third Party other than those of its Representatives with a need to know such Confidential Information.  In addition, each Party agrees to treat and maintain (and to ensure that its Representatives treat and maintain) in strict confidence and secrecy and to prevent any unauthorized use, disclosure, publication, or dissemination of the Confidential Information, except for the purposes of this Agreement.  Each Party agrees to be responsible for any use or disclosure of the other Party's Confidential Information by any of its Representatives.  This Agreement shall be deemed to be the Confidential Information of both Parties.  It is recognized and agreed that the results of the R&D Program with respect to any Target is the Confidential Information of Company; provided, however that (a) until Expiration of the License Option or termination of Teva's applicable rights under the License Option Agreement, Company shall not disclose, publish or disseminate in any manner the results of the R&D Program to a Third Party without the prior written consent of Teva, and (b) the ownership rights of IP with respect to any Target shall be governed by the terms of Sections 6.1, 6.2 and 6.3.

13.2.	Maintaining Confidentiality. Each Party will:

13.2.1.	safeguard and keep secret all Confidential Information, and will not directly or indirectly disclose to any Third Party the Confidential Information without written permission of the other Party; and

13.2.2.
in performing its duties and obligations hereunder, use at least the same degree of care as it does with respect to its own confidential information of like importance but, in any event, at least reasonable care.

13.3.	Exceptions. The undertakings and obligations under Sections 13.1 and 13.2 will not apply to any part of the Confidential Information which:

13.3.1.	was known to the recipient of the Confidential Information (the “Recipient”) prior to disclosure by the disclosing Party (the “Discloser”);

13.3.2.	was generally available to the public prior to disclosure to the Recipient;

13.3.3.	is disclosed to the Recipient by a Third Party who is not bound by any confidentiality obligation, having a legal right to make such disclosure;

13.3.4.	has become through no act or failure to act on the part of the Recipient public information or generally available to the public;

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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13.3.5.	was independently developed by the Recipient without reference to or reliance upon the Confidential Information; or

13.3.6.
is required to be disclosed by the Recipient by law, by court order, or governmental regulation (including securities laws and/or exchange regulations), provided that the Recipient gives the Discloser reasonable notice prior to any such disclosure and cooperates (at the Discloser’s expense) with the Discloser to assist the Discloser in obtaining a protective order or other suitable protection from disclosure (if available) with respect to such Confidential Information.

13.4.	Disclosure Required by Law, Non-Disclosure Agreements. Notwithstanding the foregoing:

13.4.1.
in the event that either Party is required to disclose the other Party’s Confidential Information pursuant to securities laws, then, prior to such disclosure, the text of such disclosure will be provided to the other Party for its comment and review, and such disclosing Party shall consider the comments of the other Party in good faith; and

13.4.2.
each Party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with Applicable Laws, provided, however, that prior to any disclosure, the disclosing Party will consult with the non-disclosing Party and give good faith consideration to deleting information requested by the non-disclosing Party, including business sensitive information.

13.5.	Notice of Breach. Each Party agrees to inform the other Party of any breach or threatened breach of the provisions hereof by its Representatives.

13.6.
Remedies.  Teva and Company each acknowledges that their respective Confidential Information is of special and unique significance to each of them and that any unauthorized disclosure or use of the Confidential Information could cause irreparable harm and significant injury to the Discloser that may be difficult to ascertain.  Accordingly, any breach of this Agreement may entitle the aggrieved Party in addition to any other right or remedy that it may have available to it by law or in equity, to remedies of injunction, specific performance and other relief, including recourse in a court of law.

13.7.	Duration. The provisions relating to confidentiality in this Section 13 will remain in effect during the Term and for a period of seven (7) years thereafter.

13.8.
Representatives Defined.  For the purposes of this Section 13, “Representatives” will mean employees, officers, agents, subcontractors, consultants, and/or any other person or entity acting on either Party’s behalf, individually or collectively, including prospective Affiliates, acquirors, investors and lenders who have executed a confidentiality agreement with terms substantially similar to the restrictions imposed by this Section 13, which will be exposed to Confidential Information; provided, however that under no circumstances shall Company disclose to pharmaceutical companies that are competitors of Teva any of Teva's Confidential Information pertaining to its Intellectual Property (except in connection with a sublicense pursuant to Section 9.3.1) or business plans.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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14.	Publication

14.1.
Public Statements Relating to this Agreement.  Except as required by Applicable Law, Company will not issue any press release, make any public statement or advertise any information pertaining to this Agreement, or to the collaboration hereunder, without the prior written approval of Teva, which approval will not be unreasonably withheld or delayed.  Without derogating from the foregoing, disclosure required under Applicable Law will not be subject to the written approval of Teva; provided, however, that Company will give Teva sufficient notice, as far as practicable under law, of such required disclosure as to enable Teva time to object to such disclosure and will reasonably strive to implement any comments provided by Teva.

14.2.
Proposed Publications.  After the Initial Investment with respect to a Target and until the earlier to occur of the Expiration of the License Option or termination of Teva's applicable rights under a License with respect to the Target, Company will not submit for written or oral publication any manuscript, abstract or the like relating to Company IP or any Licensed Compound with respect to the Target in the Licensed Field without the prior written consent of Teva.  Prior to Exercise of the applicable License Option and after termination of its applicable rights under a License, Teva will not submit for written or oral publication any manuscript, abstract or the like relating to Company IP, any Licensed Compound or any Licensed Product with respect to the Target without the prior written consent of Company.  If a Party desires to submit a publication during the prohibited window, it shall first deliver to the other Party, for the other Party's prior written consent, the proposed publication or an outline of the oral disclosure at least thirty (30) days prior to planned submission or presentation.

15.	Independent Contractors

15.1.
Status.  In performing under and with respect to this Agreement, the Parties will be independent contractors and their relationship will not constitute a partnership, joint venture or agency.  Neither Party will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on the other Party, without the prior consent of such other Party.

15.2.
Responsibility.  Each Party agrees that its employees, officers, agents, subcontractors, consultants, and/or any other person or entity acting on its behalf, individually or collectively, will be the sole responsibility of such Party and will not be considered at any time as employees of the other Party and will not have any claims against the other Party whatsoever.

16.	Miscellaneous Payment and Tax Provisions

16.1.
Overdue Payments.  Any payments under this Agreement that are overdue shall bear interest at the six (6) month LIBOR rate for the first business day of each month plus three (3) percentage points or the maximum permitted by applicable law, whichever is less.

16.2.
Withholding.  If Applicable Laws require that taxes be withheld from any amounts due to Company under this Agreement, Teva will: (a) deduct these taxes from the remittable amount; (b) pay the taxes to the proper taxing authority; and (c) deliver to Company a statement including the amount of tax withheld and justification therefore, and such other information as may be necessary for tax credit purposes.  For the avoidance of doubt, any amounts due to Company under this Agreement will be reduced by any withholding or similar taxes applicable to such payment, such that the actual maximum payment by Teva will not exceed the amounts or the rates provided in this Agreement.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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17.	Assignment

This Agreement may not be assigned or otherwise transferred by a Party without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement (in whole or in part) (a) to an Affiliate (provided that such assignment shall be null and void if it ceases being an Affiliate) and (b) in connection with the sale of all or substantially all of its assets or in connection with a merger, consolidation or similar transaction; provided,  however, where such assignee is a competitor of Teva or where such successor entity is controlled by a competitor of Teva, Teva (i) shall not be obligated to disclose any Confidential Information pertaining to Teva's Intellectual Property (except in connection with a sublicense pursuant to Section 9.3.1) or business plans to such assignee or successor entity during the remainder of the Term, (ii) may request the immediate return or destruction of Teva's Confidential Information previously disclosed to Company pertaining to Teva's Intellectual Property (except in connection with a sublicense pursuant to Section 9.3.1) or business plans, and (iii) may terminate the JRC at its sole discretion.  The assignee shall agree in writing to be bound by the provisions of this Agreement.  Any such assignment shall not relieve the Party of its responsibilities for performance of its obligations under this Agreement and shall not increase, in the case of an assignment to an Affiliate, the taxes to be withheld pursuant to Section 16.2.  This Agreement shall be binding upon and inure to the benefit of the successors and permitted assignees of the Parties.  Any assignment not in accordance with this Agreement shall be null and void.

18.	Amendments

No amendment of this Agreement will be valid unless it is in writing and signed by, or on behalf of, each of the Parties.

19.	Severance

Should any part or provision of this Agreement be held unenforceable or in conflict with the Applicable Laws of any applicable jurisdiction, the invalid or unenforceable part or provision will, provided that it does not go to the essence of this Agreement, be replaced with a revision which accomplishes, to the extent possible, the original commercial purpose of such part or provision in a valid and enforceable manner, and the balance of this Agreement will remain in full force and effect and binding upon the Parties.

20.	Entire Agreement

This Agreement, the License Option Agreement and the Share Purchase Agreement and their respective annexes, exhibits and schedules constitute the entire agreement between the Parties with respect to its subject matter and supersede all prior agreements, arrangements, dealings or writings between the Parties.  The English original of this Agreement will prevail over any translations thereof.

21.	Waiver

No waiver of a breach or default hereunder will be considered valid unless in writing and signed by the Party giving such waiver and no such waiver will be deemed a waiver of any subsequent breach or default of the same or similar nature.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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22.	Further Assurances

Each Party agrees to execute, acknowledge and deliver such further documents and instruments and do any other acts, from time to time, as may be reasonably necessary, to effectuate the purposes of this Agreement.

23.	Third Parties

None of the provisions of this Agreement will be enforceable by any person who is not a party to this Agreement.

24.	Notices

Any notice, declaration or other communication required or authorized to be given by any Party under this Agreement to the other Party will be in writing in the English language and will be personally delivered, sent by facsimile transmission (with a copy by ordinary mail in either case) or dispatched by courier addressed to the other Party at the address stated below or such other address as will be specified by the Parties by notice in accordance with the provisions of this Section 24.  Any notice will operate and be deemed to have been served, if personally delivered, sent by fax or by courier on the next following Business Day.

Teva’s and Company’s addresses for the purposes of this Agreement will be as follows:

If to Teva:

Teva Pharmaceutical Industries Ltd.
Innovative Ventures
Attention: Dr. Aharon Schwartz
16 Basel Street, Petah Tiqva 49131, Israel
Telephone:                  972-3-9267277
Facsimile:                    972-3-9267581

With a copy (that will not constitute notice) to:
Teva Pharmaceutical Industries Ltd.
Attention: General Counsel, Legal Department
5 Basel Street, Petah Tiqva 49131, Israel
Telephone:                  972-3-926-7297
Facsimile:                    972-3-926-7429

If to Company:

Company:                    Cocrystal Discovery, Inc.
Attention:                    Chief Executive Officer
19805 North Creek Parkway
Bothell, WA 98011
Telephone:                    (206) 605-6911
Facsimile:                      (425) 398-7178

With a copy (that will not constitute notice) to:
Perkins Coie LLP
1201 3rd Avenue, Suite 4800
Seattle, WA 98101
Telephone:                 (206) 359-8660
Facsimile:                    (206) 359-9660

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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25.	Governing Law and Jurisdiction

This Agreement will be governed by and construed under the substantive laws of the State of New York, U.S.A., without reference to any choice of law principles thereof that would cause the application of the laws of a different jurisdiction.  All actions, suits or proceedings arising out of or relating to this Agreement will be heard and determined in any state or federal court having jurisdiction of the Parties and the subject matter of the dispute, sitting in the Southern District of New York, Borough of Manhattan if initiated by Company and sitting in the Western District of Washington if initiated by Teva, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive any defense of an inconvenient forum to the maintenance of any such action or proceeding.  Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by notice in accordance with Section 24 (with evidence of delivery) to such Party at the address in effect for notices to it under this Agreement and agrees that such service will constitute good and sufficient service of process and notice thereof.  Nothing contained herein will be deemed to limit in any way any right to serve process in any manner permitted by law.  Prior to commencement of any legal action, suit or proceeding arising out of or relating to this Agreement, the Parties will first present their dispute to the Executive Officers of Teva and Company for resolution.  If the Executive Officers are unable to resolve the dispute within thirty (30) days through good faith negotiations, either Party may then seek resolution of the dispute at law or equity in the forum set forth above.

26.	Force Majeure

26.1.
If either Party is prevented from fulfilling its obligations under this Agreement by reason of any supervening event beyond its control (including but not limited to war, national emergency, flood, earthquake, strike or lockout), the Party unable to fulfill its obligations (the “Incapacitated Party”) will immediately give notice of this incapacity and the period during which such incapacity is expected to continue to the other Party and will do everything reasonably within its power to resume full performance of its obligations as soon as possible.

26.2.
Subject to compliance with the requirements of Section 26.1, the Incapacitated Party will not be deemed to be in breach of its obligations under this Agreement during the period of incapacity in the circumstances referred to in Section 26.1 and the other Party will continue to perform its obligations under this Agreement save only in so far as they are dependent on the prior performance by the Incapacitated Party of its obligations which it cannot perform during the period of incapacity.

27.	Interpretation

The Parties have had the opportunity to have this Agreement reviewed by an attorney; therefore, neither this Agreement nor any provision hereof will be construed against the drafter of this Agreement.

28.	Counterparts

This Agreement may be executed in any number of counterparts (including counterparts transmitted by fax or by portable document format), each of which will be deemed to be an original, but all of which taken together will be deemed to constitute one and the same instrument.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized representatives:

TEVA PHARMACEUTICAL INDUSTRIES LIMITED	COCRYSTAL DISCOVERY, INC.
signature: _______________________ name: __________________________ designation: _____________________	signature: _______________________ name: __________________________ designation: _____________________
signature: _______________________ name: __________________________ designation: _____________________

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

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Annex 1

Company IP
With Respect to the First Target

Country	Appln No.	Appln Date	Title	Publn No.	Publn Date	Patent No.	Patent Date	Status
[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

- A1- -

Annex 2

Joint Research Committee Members

Company Members:

Sam Lee, Ph.D.

Roger Kornberg, Ph.D.

Teva Members:

Jonathan Schapiro

[_____________]

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

- A2- -

Annex 3

[*]